March 1, 2011

Dear Member:

This week the Federal Home Loan Bank of Indianapolis filed with the Securities and Exchange Commission (SEC) a Form 8-K to disclose that its Board of Directors has unanimously agreed to a Joint Capital Enhancement Agreement with the other 11 Federal Home Loan Banks (FHLBanks). The agreement calls for a System Capital Initiative, a plan for each FHLBank to build additional retained earnings and enhance capital.

The Federal Home Loan Banks' System Capital Initiative will begin later this year, upon the completion of the currently required REFCORP assessment.  Under the plan, every FHLBank will reserve 20 percent of its earnings in a restricted retained earnings account. The amount is equal to what has been required for the expiring assessments.

The System Capital Initiative will build an additional buffer to absorb unexpected losses on the balance sheets of the FHLBanks and will assure a steady flow of funds to member institutions. It also will provide even greater security and certainty to FHLBank debt investors; strengthen the long-term viability of Affordable Housing Program (AHP) grants to nonprofits; and reduce greatly the potential that FHLBanks will ever require taxpayer assistance.

Two decades ago, the federal government established REFCORP to issue bonds to fund the Resolution Trust Corporation (RTC). The RTC used the proceeds from the sale of the bonds to pay the cost of liquidating failed savings institutions. By a series of legislative mandates beginning with the Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA), the FHLBanks were required to make contributions toward payments on the REFCORP bonds. To date, the FHLBanks have paid a total of $8.6 billion in interest payments on these obligations. Strong earnings since 1999 have allowed the FHLBanks to pay significantly more than $300 million per year to REFCORP, accelerating the payment schedule. The FHLBanks now expect to fully satisfy their REFCORP obligations in 2011.
The new, restricted retained earnings account of each FHLBank will be modeled in concept on the legal reserve that the FHLBanks were required to establish and maintain before the enactment of the FIRREA legislation.
The FHLBanks' System Capital Initiative is a positive example of financial institutions focusing on the importance of building capital strength for safety and soundness. It is a plan that further strengthens the financial soundness of our 12 member-owned, regional cooperatives - and boosts our ability to protect lenders, investors and taxpayers against the potential of any future losses.

March 1, 2011

For details on the plan, please refer to the attached “Joint Capital Enhancement Agreement Questions and Answers.”

Thank you for your ongoing support of the FHLBI.

Sincerely,

Milton Miller
President-CEO